EXHIBIT I
to the
Investment Advisory Agreement

BAIRD SMALLCAP VALUE FUND

For all services rendered by the Advisor hereunder, the Corporation shall pay the Advisor, on behalf of the above-named Fund, and the Advisor agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to 0.85% of the average daily net assets of the Fund.

The annual investment advisory fee shall be accrued daily at the rate of 1/365th of 0.85% applied to the daily net assets of the Fund. The advisory fee so accrued shall be paid by the Corporation to the Advisor monthly.

Executed as of this 24th day of April, 2012.

                 THE ADVISOR:

                 ROBERT W. BAIRD & CO. INCORPORATED

                 By: /s/ Reik Read________________________
                 Reik Read, Managing Director

                 THE CORPORATION:

                 BAIRD FUNDS, INC.

                 By: /s/ Mary Ellen Stanek__________________
                           Mary Ellen Stanek, President